FIRST AMENDMENT
TO THE
EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

This First Amendment to the Exclusive License and Distribution Agreement (the "Amendment") is made effective as of March __, 2018, by and between "), by and between Mitu Resources Inc., a corporation organized and existing under the laws of the State of Nevada ("Licensee"), and the HeadWind Technologies Ltd., a company formed under the laws of Canada ("Supplier") (each of Licensee and Supplier, are hereinafter referred to as a "Party" or collectively the "Parties").

RECITALS

A. WHEREAS, on February 7, 2018, the Licensee and Supplier entered into that certain Exclusive License and Distribution Agreement (the "License Agreement") of which this First Amendment is intended to amend and restate as follows, and the amended section set forth herein shall supersede the corresponding section set forth in the License Agreement;

B. WHEREAS, The Parties mutually desire to amend and modify Section 3.1 of the License Agreement, specifically the Parties hereby agree to amend such provisions setting for the terms and conditions of the License Fee.

NOW THEREFORE, the Parties agree as follows:

1. Section 3.1 of the License Agreement "License Fee; Personal Guarantee" shall be replaced in its entirety with the following:

"3.1 **License Fee; Personal Guarantee.**

3.1.1 License Fee. Licensee shall pay a Supplier a license fee in the aggregate amount of four hundred thousand dollars ($400,000) USD (the "License Fee"), with such License Fee being paid as follows:

(i) First Payment. Within 3 days from the date of this Amendment, Licensee shall remit to Supplier the initial payment of the License Fee, in the amount of fifty thousand dollars ($50,000), to be paid in good and lawful funds at the direction of Supplier; and,

(ii) Second Payment. Within 10 days from the date of the first payment, Licensee shall remit to Supplier a further payment toward the License Fee, in the amount of fifty thousand dollars ($50,000), to be paid in good and lawful funds at the direction of Supplier; and,

(iii) Third Payment. Within 30 days from the date of this Agreement, Licensee shall remit to Supplier the balance of the License Fee, in the amount of three hundred thousand dollars ($300,000), to be paid in good and lawful funds at the direction of Supplier.

3.2 **Grant of Preferred Stock.** In the event Licensee fails to make the Third Payment, Licensee shall create a new class of Preferred Stock, and shall issue to Supplier such number of Preferred Stock equal to three hundred thousand dollars ($300,000). The Preferred Stock shall be non-voting and shall have conversions rights whereby the Supplier shall be able to convert such Preferred Stock in common stock of the Licensee.

3.3 **Personal Guaranty.** Subject to the terms and conditions of this Amendment and the License Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Licensee, Mr. Simeon Francisco (Mr. Francisco), the Licensee's Chief Executive Officer, hereby irrevocably and unconditionally guarantees to the Supplier the full and prompt payment of the License Fee as specifically set forth in this Amendment. Specifically, Mr. Francisco agrees, in the event of Licensee's failure to make either the Second Payment or Third Payment, to personally secure Supplier's interest by pledging 100% of the shares of Licensees Common Stock beneficially owned by Mr. Francisco to Supplier. As of the date of this Amendment, Mr. Francisco beneficially owns

fifteen million (15,000,000) shares of Licensee Common Stock, which represents fifty percent (50%) of Licensee's issued and outstanding shares. Mr. Francisco, further agrees that until such time that the Licensee Fee has been paid in full, he shall not sell, assign, transfer or otherwise encumber those shares beneficially owned by him."

2. Except as specifically modified in this Amendment, nothing contained in this Amendment shall be construed as modifying, releasing, altering, or affecting the License Agreement.

IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

LICENSEE

MITU RESOURCES INC.

Dated: March 29 2018

/s/ Simeon Reyes
By: Simeon Francisco
Its: President and CEO

PERSONAL GUARANTEE

Dated: March 29 2018

/s/ Simeon Reyes
Simeon Francisco, an individual

SUPPLIER

Dated: March 29 2018

/s/
By: BARRON McGONNACHIE
Its: CFO